November 16, 2015

Martin Carter
3135 Catrina Lane
Annapolis, MD 21403

Dear Martin:
This letter agreement (“Agreement”) will confirm the agreement between you and Sensata Technologies, Inc. (the “Company”) regarding your resignation and leave of absence.

1.
Resignation. You have tendered, and the Company has accepted, your voluntary resignation of your role as Senior Vice President, Sensing Solutions effective as of December 31, 2015. Effective as of January 1, 2016, the Company will no longer name you as a named executive officer for purposes of Section 16(a) of the Exchange Act. In addition, effective immediately you will no longer be subject to the executive stock holding policy. Notwithstanding the resignation of your role, the Company and you have agreed that you shall remain an employee of the Company through April 6, 2016, and that all of the current terms and conditions of your employment shall continue in full force and effect as provided in your employment agreement dated December 6, 2009 as amended in 2011 (your “Employment Agreement”) unless otherwise provided herein. All capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Employment Agreement. Nothing herein shall alter or amend the Company’s existing obligation to indemnify you for actions taken by you while employed by the Company.

2.
Leave of Absence. Effective as of January 1, 2016, you shall be on an unpaid leave of absence from active employment through and including your Separation Date (defined in paragraph 3 of this Agreement) (“your Leave of Absence”). The following terms will apply to your Leave of Absence:

2.1.
Sensata will continue to pay its portion of the cost of your benefits, including health, dental, life and disability insurance benefits, while you are on your Leave of Absence. You must continue to pay your portion of the benefits, which may be made by payroll deductions (when applicable) or by check or money order submitted to the HR department each pay period. If you fail to pay your portion of the benefits for more than 30 days, you and your beneficiaries’ coverage(s), if any, will be terminated, and you will be offered COBRA to continue benefits, excluding life and disability insurance.

2.2.	Benefits such as Time Bank, sick time and holidays will not accrue while you are on your Leave of Absence.

2.3.
All your equity awarded under the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan (the “Plan”) will continue to vest, remain or become exercisable according to the terms of the Plan during your Leave of Absence. On your Separation Date, any unvested options, time-based restricted stock units or performance share units will forfeit immediately. Any vested options will expire 60 days from your Separation Date as described in the Plan.

2.4.	Your Leave of Absence will not be considered a leave of absence for purposes of the Family and Medical Leave Act or any similar applicable state or federal law.

3.
Separation from the Company. You and the Company have agreed that your Employment Period shall end on April 6, 2016 (the "Separation Date"); provided, however, that paragraphs 4 through 23 (but not including paragraph 21) of the Employment Agreement shall survive and continue in full force in accordance with their terms notwithstanding termination of the Employment Period. You acknowledge and agree that your resignation is without “Good Reason” as such term is defined in paragraph 4 of the Employment Agreement and that as of your Separation Date you are therefore entitled to receive from the Company only (i) any unpaid installments of Base Salary earned through and including your Separation Date less all deductions required by law; (ii) any Annual Bonus amount to which you are entitled for fiscal year 2015; (iii) all accrued but unused Time Bank; and (iv) your 401(k) employer matching contribution. As of your Separation Date, any equity awarded to you under the Plan shall be governed and subject to the provisions of the Plan and any applicable Award Agreements.

If you agree with the foregoing, please execute the enclosed copy of this letter in the space provided for your signature and return it to me no later than December 1, 2015.

Sincerely,

/s/ Allisha Elliott
Allisha Elliott
Senior Vice President and Chief Human Resources Officer

Agreed to and accepted by:

/s/ Martin Carter
Martin Carter
Date: November 16, 2015